Exhibit 8.1

April 17, 2009

FOLEY & LARDNER LLP

ATTORNEYS AT LAW

ONE INDEPENDENT DRIVE, SUITE 1300

JACKSONVILLE, FLORIDA 32202-5017

P. O. BOX 240

JACKSONVILLE, FLORIDA 32201-0240

904.359.2000 TEL

904.359.8700 FAX

www.foley.com

CLIENT/MATTER NUMBER

040521-0256

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinions as tax counsel to Regency Centers Corporation (the “Company”) concerning the federal income tax consequences in connection with the registration statement on Form S-3 (the “Registration Statement”) and the qualification of the Company as a real estate investment trust (a “REIT”) for federal income tax purposes, with respect to the offering from time to time by the Company of the following securities of the Company: common stock, par value $0.01 per share, special common stock, par value $0.01 per share, one or more series of preferred stock, par value $0.01 per share, depositary shares representing whole or fractional parts of one or more series of preferred stock and warrants, purchase contracts and units that relate to or, in the case of units are comprised of, any of the foregoing.

In connection with the opinions rendered below, we have reviewed the Registration Statement, the articles of incorporation and bylaws of the Company and such other documents that we deemed relevant. The opinions expressed in this letter are based upon certain factual representations set forth in the Registration Statement and in certificates of officers of the Company.

In connection with the opinions rendered below, we have assumed generally that:

1.    each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.    during its short taxable year ended December 31, 1993 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.    the Company will not make any amendments to its organizational documents or to the organizational documents of Regency Realty Group, Inc., a Florida corporation

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C.

Regency Centers Corporation

April 17, 2009

(“Management Company”), after the date of this opinion that would affect its qualification as a REIT for any taxable year;

(d) no actions will be taken by the Company or Management Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.

Based solely on the documents and assumptions set forth above and the factual representations set forth in the Officer’s Certificate, and without further investigation, we are of the opinion that the opinions set forth in the Registration Statement under the caption “Certain Federal Income Tax Considerations” are accurate in all material respects as to matters of law and legal conclusions.

The foregoing opinions are based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change either prospectively or retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

This opinion is solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

We hereby consent to the inclusion of this opinion as Exhibit 8 in said Registration Statement and the reference to us under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

FOLEY & LARDNER LLP